EXHIBIT 10.4
SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Agreement”) is made as of this May 22, 2023, (the “Effective Date”) by and between NN, Inc., a Delaware Corporation with its principal place of business in Charlotte, North Carolina (the “Company”), and Harold Bevis (the “Executive”).
WITNESSETH:
WHEREAS, the Company will employ the Executive for the success of the Company and recognizes that the Executive will perform key functions for the Company; and
WHEREAS, the Company has determined that it is in the best interests of the Company to institute a formalized separation arrangement with the Executive in the event of a separation of employment; and
WHEREAS, the Executive desires to enter into this Agreement with the Company;
NOW, THEREFORE, in consideration of the foregoing and of the promises, covenants and mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Compensation and Benefits in the Event of Separation from Service. Subject to Section 1(f) below, in the event of the Executive’s Separation from Service, compensation and benefits shall be paid as set forth below.
(a)    Qualifying Termination Prior To A Change In Control. If the Executive has a Qualifying Termination after the Effective Date and prior to a Change in Control, then upon such Qualifying Termination the Executive shall be entitled to receive the following:
(i)    The Executive’s annual salary through the effective date of Separation from Service, at the annual rate in effect at the time the Notice of Termination is given (or death occurs), to the extent unpaid prior to such Separation from Service.
(ii)    A lump sum payment equal to (i) 2.0 times Executive’s base salary (as of the date of the Executive’s termination), plus (ii) in the event of a termination prior to the payment in full of Executive’s guaranteed annual bonus for 2023, Executive’s 2023 bonus amount, which payment shall be made by wire transfer of immediately available funds to an account designated by Executive following the date of the Separation from Service.
(iii)    Any vested rights of Executive in accordance with the terms of the Award Agreements and any other vested rights of Executive under any of the Company’s other plans, programs or policies.
(iv)    Prompt reimbursement for any and all reimbursable business expenses (to the extent not already reimbursed) upon Executive’s properly accounting for the same.
(v)    Regardless of whether Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), a taxable lump sum payment in an amount equal to twelve (12) months of the monthly COBRA premium Executive would be required to pay to continue the group health coverage for Executive and/or Executive’s eligible dependents in effect on the date of the Separation from Service. Payment shall commence or shall be paid within 60 days following the Executive’s Separation from Service; provided, however, that the Executive is in full compliance with the covenants under paragraphs 2, 3, 4, and 6 of this Agreement.
(b)    Termination By The Company For Cause Or By The Executive Without Good Reason. In the event Executive’s Separation from Service is terminated (A) by action of the Company for Cause, (B) by action of the Executive without Good Reason, or (C) by reason of the Executive’s death, Disability or retirement, the following compensation and benefits shall be paid and provided the Executive (or his beneficiary):
(i)The Executive’s annual salary provided through the effective date of Separation from Service, at the annual rate in effect at the time the Notice of Termination is given (or death occurs), to the extent unpaid prior to such Separation from Service.

(ii)Any vested rights of Executive in accordance with the terms of the Award Agreements and any other vested rights of Executive under any of the Company’s other plans, programs or policies.
(iii)Prompt reimbursement for any and all reimbursable business expenses (to the extent not already reimbursed) upon Executive’s properly accounting for the same.
(iv)In the event of death or Disability, (A) any annual bonus earned with respect to the previous fiscal year but unpaid as of the date of Executive’s death or Disability shall be paid the actual amount earned, as determined by the Compensation Committee Company payable in accordance with the Company’s regular practice after the Company’s fiscal year end audit; (B) a prorated amount of the annual bonus for the fiscal year in which the Executive’s death or Disability occurs, calculated by multiplying the actual amount of the annual bonus earned as determined by the Compensation Committee of the Company by a fraction, the numerator of which is the number of days the Executive was employed during the applicable year and the denominator of which is 365, payable in accordance with the Company’s regular practice after the Company’s fiscal year end audit.
(c)    Qualifying Termination Following a Change in Control.
(i)    In the event that Executive has a Qualifying Termination within the twenty-four (24) month period following a Change in Control, Executive shall receive the following, subject to paragraph 1(c)(ii):
(1)The annual salary due to the Executive through the date of his Separation from Service.
(2)A lump sum payment equal to an amount set forth on Schedule A to this Agreement (the “Severance Payment”). The Severance Payment shall be made by wire transfer of immediately available funds to an account designated by Executive following the date of the Separation from Service.
(3)Any vested rights of Executive in accordance with the terms of the Award Agreements and any other vested rights of Executive under any of the Company’s other plans, programs or policies.

(4)Prompt reimbursement for any and all reimbursable business expenses (to the extent not already reimbursed) upon Executive’s properly accounting for the same.
(5)Regardless of whether the Executive elects continuation coverage pursuant to COBRA, a taxable lump sum payment in an amount equal to twenty-four (24) months of the monthly COBRA premium Executive would be required to pay to continue the group health coverage for Executive and/or Executive’s eligible dependents in effect on the date of the Separation from Service.
Payments under (2) and (5) above shall be paid in full in a lump sum within 60 days following the Executive’s Separation from Service; provided, however, that the Executive is in compliance in all material respects with the covenants under paragraphs 2, 3, 4, and 6 of this Agreement.
(ii)    Excise Tax.
(1)If it is determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Change in Control Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Company shall pay to the Executive whichever of the following gives the Executive the highest net after-tax amount (after taking into account all applicable federal, state, local and social security taxes): (i) the Change in Control Payment, or (ii) the amount that would not result in the imposition of excise tax on the Executive under Section 4999 of the Code. Any required reduction in the Change in Control Payment pursuant to the foregoing shall be accomplished solely by reducing the amount of severance payment payable pursuant to paragraph 1(c)(i)(1) of this Agreement and then, to the extent necessary, paragraph 1(c)(i)(2) of this Agreement.
(2)All determinations to be made under this paragraph 1(c)(ii) shall be made by an independent public accounting firm selected by the Company immediately prior to the Change in Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the Change in Control. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this paragraph 1(c)(iii) shall be borne solely by the Company.
(d)Continuation of Benefits. Except as otherwise provided in Sections 1(a), (b) and (c), following Executive’s Separation from Service, the Executive shall have the right to continue in the Company’s group health insurance plan or other Company benefit program, at his own cost and without any contribution by the Company, as may be required by COBRA or any other federal or state law or regulation.
(e)Limit on Company Liability. Except as expressly set forth in this paragraph 1, the Company shall have no obligation to Executive under this Agreement following

Executive’s Separation from Service. Without limiting the generality of the provision of the foregoing sentence, the Company shall not, following Executive’s Separation from Service, have any obligation to provide any further benefit to Executive under this Agreement or make any further contribution for Executive’s benefit under this Agreement except as provided in this paragraph 1.
(f)Release Condition. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualifying Termination under this Section 1 is subject to the Executive’s execution and non-revocation of a release of claims substantially in the form attached hereto as Schedule B (the “Release”) (which must become effective and irrevocable no later than the sixtieth (60th) day following the Executive’s Qualifying Termination (the “Release Deadline”)). Notwithstanding the times of payment otherwise set forth in Section 1, the payments due under Sections 1(a)(ii) and (v) and Sections 1(c)(i) (2) and (5) shall be made (or commence to the Employee within seven (7) days following receipt by the Company of the Release properly executed (and not revoked) by the Executive. If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 1 (other than any earned but unpaid salary and reimbursement of business expenses pursuant to the Company’s reimbursement policies).
2.Disclosure of Confidential Information. The Company has developed confidential information, strategies and programs, which include customer lists, prospects, lists, expansion and acquisition plans, market research, sales systems, marketing programs, computer systems and programs, product development strategies, manufacturing strategies and techniques, budgets, pricing strategies, identity and requirements of national accounts, customer lists, methods of operating, service systems, training programs and methods, other trade secrets and information about the business in which the Company is engaged that is not known to the public and gives the Company an opportunity to obtain an advantage over competitors who do not know of such information (collectively, “Confidential Information”), provided that the term “Confidential Information” shall not include (i) any such information that can be shown to be in the public domain or generally known or available to customers, suppliers or competitors of the Company through no breach by Executive of the provisions of this Agreement or other non-disclosure covenants; (ii) any such information that Executive receives on a non-confidential basis from a third party (other than the Company or its representatives) that, to Executive’s knowledge, was not bound by an obligation of confidentiality to the Company with respect to such information; and (iii) any such information that is independently developed by or for the Executive without Executive’s violation of the provisions of this Agreement or other non-disclosure covenants. In performing duties for the Company, Executive regularly will be exposed to and work with Confidential Information of the Company. Executive may also be exposed to and work with Confidential Information of the Company’s affiliates and subsidiaries. Executive acknowledges that Confidential Information of the Company and its affiliates and subsidiaries is critical to the Company’s success and that the Company and its affiliates and subsidiaries have invested substantial sums of money in developing the Confidential Information. While Executive is employed by the Company and after such employment ends for any reason, Executive will never reproduce, publish, disclose, use, reveal, show or otherwise communicate to any person or entity any Confidential Information of Company, its affiliates, and/or its subsidiaries except to the extent: (i) reasonably necessary in order to carry out Executive’s duties on behalf of the Company during his employment with the Company, (ii) disclosure is made during Executive’s employment with the Company to the Company’s directors, officers, employees, independent contractors and advisors or (iii) specifically directed by the Company to do so in writing, provided that nothing herein shall prohibit the Executive from disclosing (x) Confidential Information as required by law, stock exchange rule or regulation or pursuant to legal, judicial or regulatory process (which shall be deemed to include any disclosures made to Executive’s legal advisors concerning any claim or dispute between or involving Executive and the Company) or (y) to Executive’s spouse and legal, financial and tax advisors, Confidential Information concerning Executive’s compensation, it being agreed that any such disclosures described in the foregoing subparts (x) and (y) so made shall be without liability to Executive. Executive agrees that whenever Executive’s employment with the Company ends for any reason, all documents containing or referring to Confidential Information of the Company, its affiliates, and/or its subsidiaries that may be in Executive’s possession or control will be delivered by Executive to the Company promptly upon the Company’s request; provided, however, that Executive may retain any Confidential Information necessary for evidentiary purposes in connection with any dispute or claim between Executive and the Company or its affiliates.

3.Non-Interference with Personnel Relations. At any time while Executive is employed by the Company and at any time during the Restrictive Period after such employment ends for any reason, Executive acting either directly or indirectly, or through any other person, firm, or corporation, will not then, at such time, hire, contract with or employ any then key employee of the Company, and/or any then key employee of any direct or indirect subsidiary of the Company with whom Executive interacted during his employment with Company (“Restricted Employees”). Further, Executive will not induce or attempt to induce or influence any of the Restricted Employees to terminate employment with the Company, and/or any direct or indirect subsidiary.

4.Non-Competition. While Executive is employed by the Company and for the Restrictive Period after such employment ends, Executive will not, directly or indirectly, or through any other person, firm or corporation (i) be employed by, consult for, have any ownership interest in or engage in any activity on behalf of any company that engages in a Competing Business, as defined below, or (ii) call on, solicit or communicate with any of the Company’s customers or suppliers for any purpose related to a Competing Business, as defined below. A “Competing Business” is one that engages in the production, sale, or marketing of a product or service that is substantially similar to, or serves the same primary purpose as, any product or service produced, sold or marketed by the Company or any direct or indirect subsidiary of the Company with which Executive interacted during his employment with the Company. The term “customer” or “supplier” means any customer or supplier with whom Executive had business contact during the eighteen (18) months immediately before Executive’s employment with the Company ended. Notwithstanding the foregoing, this paragraph shall not be construed to prohibit Executive from owning less than five percent (5%) of the outstanding securities of a corporation which is publicly traded on a securities exchange or over-the-counter.

5.Notification to Subsequent Employers. Executive grants the Company the right to notify any future employer or prospective employer of Executive concerning the existence of and terms of this Agreement and grants the Company the right to provide a copy of this Agreement to any such subsequent employer or prospective employer.

6.Company Proprietary Rights.
(a)    Company to Retain Rights. Executive agrees that all right, title and interest of every kind and nature whatsoever in and to copyrights, patents, ideas, business or strategic plans and concepts, studies, presentations, creations, inventions, writings, properties, discoveries and all other intellectual property conceived by Executive during the term of this Agreement and pertaining to or useful in or to (directly or indirectly) the activities of the Company and/or any direct or indirect subsidiary of the Company (collectively, “Company Intellectual Property”) shall become and remain the exclusive property of the Company and/or such direct or indirect subsidiary, and Executive shall have no interest therein.
(b)Further Assurances. At the request of the Company, Executive shall, at the Company’s expense but without additional consideration, execute such documents and perform such other acts as the Company may deem necessary or appropriate to vest in the Company or its designee such title as Executive may have to all Company Intellectual Property in which Executive may be able to claim any rights by virtue of his employment under this Agreement.

(c)Return of Material. Upon the termination of the Executive’s employment under this Agreement at the Company’s written request, the Executive will promptly return to the Company all copies of information protected by paragraph 6(a) hereof which are in his possession, custody or control, whether prepared by him or others, and the Executive agrees that he shall not retain any of same.
7.Withholding. Any provision of this Agreement to the contrary notwithstanding, all payments made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions, provided that it has sufficient funds to pay all taxes required by law to be withheld in respect of any or all such payments.
8.Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be subject to set off for any reason and shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.
9.Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be sufficiently given if and when mailed in the continental United States by registered or certified mail, or personally delivered to the party entitled thereto, at the address stated below or to such changed address as the addressee may have given by a similar notice:
To the Company:    NN, Inc.
Attn: General Counsel
6210 Ardrey Kell Road
Suite 600
Charlotte, NC 28277

To the Executive:    Harold Bevis
6210 Ardrey Kell Road
Suite 600
Charlotte, NC 28277
10.Successors; Binding Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in the form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. For purposes of this Agreement, “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, except to the extent otherwise expressly provided under this Agreement, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee, or if there be no such designee, to the Executive’s estate.
11.Modification, Waiver or Discharge. No provision of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board of Directors of the Company and is agreed to in writing, signed by the Executive and by an officer of the Company duly authorized by the Board. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any time or at any prior or subsequent time. No failure or delay by any party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.
12.Entire Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements between the parties hereto with respect to its subject matter, including, but not limited to, all employment agreements, change of control agreements, non-competition agreements or any other agreement related to Executive’s employment with the Company; provided, however, nothing herein shall affect the terms of any indemnification agreement by and between the Company and Executive or any general indemnification policy in favor of Executive, which shall continue and remain in full force and effect.
13.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without regard to its conflict of laws principles, to the extent federal law does not apply.
14.Resolution of Disputes. Any dispute or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in Charlotte, North Carolina in accordance with the Commercial Arbitration rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

15.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which latter provisions shall remain in full force and effect.

16.Compliance with Section 409A.
(a)General. It is intended that the Agreement will comply with Section 409A of the Code and the regulations and other guidance thereunder (“Section 409A”), and the Agreement shall be interpreted consistent with such intent. As permitted by Section 409A, each installment or other payment made or benefit provided hereunder shall be treated as “separate payment” for purposes of Section 409A and the available exemptions under Section 409A shall be stacked to the maximum extent possible so that the Executive will not be subject to tax penalties imposed under Section 409A of the Code and this Agreement shall be construed accordingly. This Agreement may be amended in any respect deemed necessary (including retroactively) in order to pursue compliance with Section 409A. To the extent necessary, the parties hereto agree to negotiate in good faith should any amendment to this Agreement be required in order to comply with Section 409A of the Code The foregoing shall not be construed as a guarantee of any particular tax effect for benefits under this Agreement. The Executive or any beneficiary, as applicable, is solely responsible and liable for the satisfaction of all taxes, interest and penalties that may be imposed on the Executive or any beneficiary in connection with any payments to the Executive or beneficiary under the Agreement, including any taxes, interest and penalties under Section 409A, and neither the Company nor any director, officer or affiliate shall have any obligation to indemnify or otherwise hold the Executive or a beneficiary harmless from any and all of such taxes, interest and penalties. To the extent Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s right to reimbursement of expenses under this Agreement shall not be subject to liquidation or exchange for another benefit.
(b)Six Month Delay for Specified Employees. Notwithstanding anything in the Agreement to the contrary, if the Executive is determined to be a “specified employee” (as defined in Section 409A) for the year in which the Executive incurs a Separation from Service, any payment due under the Agreement that is not permitted to be paid on the date of such separation without the imposition of additional taxes, interest and penalties under Section 409A shall be paid on the first business day following the six-month anniversary of the Executive's date of separation or, if earlier, the Executive's death. In this regard, any payments that otherwise would have been made during such six (6) month period shall be paid to the Executive in a lump sum on the first date on which they may be paid, together with interest credited at the short-term applicable federal rate, compounded daily.
17.     No Adequate Remedy At Law. The Company and the Executive recognize that each party may have no adequate remedy at law for breach by the other of any of the agreements contained herein, and particularly a breach of paragraphs 2, 3, 4, and 6, and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to injunctive relief or other appropriate remedy to enforce performance of such agreements.
18.Non-Assignability. This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Company may assign this Agreement in connection with a merger or consolidation involving the Company or a sale of substantially all of its assets to the surviving corporation or purchaser, as the case may be, so long as such assignee assumes in writing the Company’s obligations hereunder.
19.Headings. The section headings contained in this Agreement are for convenience of reference only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement. Reference to paragraphs are to paragraphs in this Agreement.
20.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but of which together will constitute one and the same instrument.
21.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)    “Award Agreements” means (i) that certain Restricted Shares Grant Notice, dated May 22, 2023, by and between the Executive and the Company, and (ii) that certain Performance Share Unit Grant Notice, dated May 22, 2023, by and between the Executive and the Company.
(b)    “Cause” means any of the following:
(i)the failure of the Executive to perform the Executive’s duties under this Agreement (other than as a result of physical or mental illness or injury), which failure, if correctable, and provided it does not constitute willful misconduct or gross negligence, remains uncorrected for 30 days following written notice to Executive by the Board of Directors of the Company of such breach;
(ii)willful misconduct or gross negligence by the Executive in connection with his duties on behalf of the Company in either case that results in material damage to the business or reputation of the Company;
(iii)a material breach by Executive of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Executive by the Board of Directors of the Company of such breach; or

(iv)the Executive is convicted of a felony or any serious misdemeanor (other than traffic violations) involving moral turpitude committed in connection with Executive’s employment by the Company which causes the Company a substantial detriment.
No act or failure to act shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c)    “Change in Control” means, and shall occur on the date that any of the following occurs:
(i)A person, corporation, entity or group (1) makes a tender or exchange offer for the issued and outstanding voting stock of NN, Inc., (“NN”) and beneficially owns fifty percent (50%) or more of the issued and outstanding voting stock of NN after such tender or exchange offer, or (2) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person, corporation, entity or group), directly or indirectly, the beneficial ownership of fifty percent (50%) or more of the issued and outstanding voting stock of NN in a single transaction or a series of transactions (other than any person, corporation, entity or group for which a Schedule 13G is on file with the Securities and Exchange Commission, so long as such person, corporation, entity or group has beneficial ownership of less than fifty percent (50%) of the issued and outstanding voting stock of NN); or
(ii)NN is a party to a merger, consolidation or similar transaction and following such transaction, fifty percent (50%) or more of the issued and outstanding voting stock of the resulting entity is not beneficially owned by those persons, corporations or entities that constituted the stockholders of NN immediately prior to the transaction;
(iii)NN sells fifty percent (50%) or more of its assets to any other person or persons (other than an affiliate or affiliates of NN) in a single transaction or a series of transactions; or
(iv)Individuals who, during any 12-month period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least sixty percent (60%) of the Board of Directors of NN; provided, however, that any individual becoming a director whose election or nomination was approved by a majority of the directors then comprising the Incumbent Board, shall be considered a member of the Incumbent Board, but not including any individual whose initial board membership is a result of an actual or threatened election contest (as that term is used in Rule 14a-11 promulgated under the Securities Act of 1934, as amended) or an actual or threatened solicitation of proxies or consents by or on behalf of a party other than the Board.
It is not intended that a Change in Control, in and of itself, will serve as an event which entitles Executive to any payment hereunder.

(d)    “Code” means the Internal Revenue Code of 1986 as amended.
(e)    “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Executive will be deemed Disabled if he is determined to be totally disabled by the Social Security Administration, or if Executive is determined to be disabled in accordance with a disability insurance program maintained by the Company if the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the plan administrator, the Executive must submit proof to the plan administrator of the Social Security Administration’s or the provider’s determination.
(f)    “Good Reason” means any of the following events if not remedied by the Company within 30 days after receipt of notice thereof from the Executive: (i) assignment to the Executive of any duties inconsistent with Executive’s position duties, responsibilities, office, or any other action by the Company that results in a material diminution in the Executive’s position, authority, duties or responsibilities (including status, offices, titles and reporting requirements); (ii) any material failure by the Company to comply with this Agreement; (iii) any adverse change or reduction in Executive’s annual compensation and other benefits (including, without limitation, base salary, target bonus and incentive equity compensation); or (iv) a requirement to relocate Executive’s place of employment in excess of fifty (50) miles from the current principal office of the Company as of the date hereof.
Notwithstanding anything in this definition to the contrary, an alleged act by the Company shall not constitute a “Good Reason” event for purposes of this Agreement unless Executive gives written notice of the same to the Company within 90 days of the initial existence of the condition or circumstance constituting or giving rise to the purported Good Reason. Further, for avoidance of doubt, nothing in this Agreement shall preclude the Company from reducing Executive’s annual base salary and/or incentive opportunity as part of an across-the-board compensation adjustment to other employees at Executive’s level of employment.
(g)“Notice of Termination” means a written notice which shall include the specific termination provision under this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment. Any purported termination of the Executive’s employment hereunder by action of either party shall be communicated by delivery of a Notice of Termination to the other party. Any termination by Executive of his employment without Good Reason shall be made on not less than 14 days’ notice.
(h)“Qualifying Termination” means any of the following: (i) a Separation from Service by action of the Company that is not for Cause, or (ii) a Separation from Service by action of the Executive that is for Good Reason.
(i)“Restrictive Period” means (i) a number of months following Executive’s termination of employment pursuant to paragraph 1(a) or 1(c) above which is equal to the number of months for which the Executive is entitled to, and does in fact, receive his base salary under paragraph 1(a)

or 1(c) above, or (ii) a period of 12 months following Executive’s termination of employment pursuant to paragraph 1(b) above.
(j)    “Separation from Service” means Executive’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

IN WITNESS WHEREOF, the Executive and the Company (by action of its duly authorized officers) have executed this Agreement as of the date first above written.
NN, INC.

By:___________________________________________
Name:     Michael C. Felcher
Title:     Senior Vice President – Chief Financial Officer
EXECUTIVE:

______________________________________________
Name: Harold Bevis

SCHEDULE A

Executive’s Severance Payment subsequent to a Change in Control as provided in paragraph 1(c)(i) shall be a lump sum payment equal to:
1. 2.0 times Executive’s base salary (as of the date of Executive’s termination); plus
2. 2.0 times Executive’s target bonus.

SCHEDULE B

Release of Claims

1.    Release of Claims

    In partial consideration of the payments and benefits described in the Separation Agreement (the “Separation Agreement”) dated as of May 22, 2023, by and among Harold Bevis (hereinafter “you” or “Executive”) and NN, Inc., a Delaware corporation (the “Company”), to which you agree that you are not entitled until and unless you execute this Release of Claims (“Release”) and it becomes effective in accordance with the terms hereof, you, for and on behalf of yourself and your heirs, successors and assigns, except as provided in this Release, hereby waive and release the following (the “Released Claims”): any common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which you ever had, now have or may have against the Company and each of its subsidiaries, predecessors, successors, assigns, directors, officers, employees, trustees (in their official and individual capacities), employee benefit plans and their administrators and fiduciaries (in their official and individual capacities), representatives or agents, and each of their affiliates, successors and assigns, (collectively, the “Releasees”) by reason of acts or omissions which have occurred on or prior to the date that you sign this Release, on account of, arising out of or in connection with your employment and/or the termination thereof, or the provision of any services to the Releasees, or any term or condition of that employment or service, arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the Older Workers Benefit Protection Act, the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and any other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs. By signing this Release, you acknowledge that you intend to waive and release any rights known or unknown that you may have against the Releasees with respect to the Released Claims under these and any other laws by reason of acts or omissions which have occurred on or prior to the date that you sign this Release, on account of, arising out of or in connection with your employment and/or the termination thereof, or the provision of any services to the Releasees, or any term or condition of that employment or service. Notwithstanding anything herein to the contrary, you do not waive or release, and the Released Claims do not include, any claims with respect to (a) rights that cannot be so released as a matter of applicable law, (b) your rights arising under this Release, the Indemnification Agreement signed by you and the Company on May 22, 2023 and/or the Separation Agreement (including, without limitation, as a result of the Company’s breach of the terms, provisions or covenants thereof), (c) accrued vested benefits under employee benefit plans of the Company and its subsidiaries subject to the terms and conditions of such plans and applicable law, (d) any rights you may have solely in connection with your capacity as a security holder of the Company or its affiliates (without regard to your employment or termination of employment with the Company), (e) any claim arising after the effective date of this Release, and (f) any claims subject to (A) indemnification by Company under any current article, section or provision of Company’s certificate of incorporation or bylaws related to liability and/or indemnification of officers and directors of the Company or under any former article, section or provision of any of the foregoing which remain in force, or (B) coverage under any of Company’s director and officer insurance policies (collectively, the “Unreleased Claims”).

2.    Proceedings

    You acknowledge that you have not filed any complaint, charge, claim or proceeding, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Except with respect to Unreleased Claims, you (i) acknowledge that you will not initiate or cause to be initiated any Proceeding and will not participate in any Proceeding related to any claims released by you under Section 1 of this Release, in each case, except as required by law; and (ii) waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding related to any claims released by you under Section 1 of this Release, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, you understand that, by executing this Release, you will be limiting the availability of certain remedies that you may have against the Company and limiting also your ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent you from (i) initiating or causing to be initiated any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); (ii) initiating or participating in an investigation or proceeding conducted by the EEOC or any other Federal, State or Local governmental or quasi-governmental entity; or (iii) filing any claim for unemployment or workers’ compensation benefits.

3.    Time to Consider

    You acknowledge that you have been advised that you have twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and, by signing this Release prior to the expiration of the twenty-one (21) day review period, you do hereby knowingly and voluntarily waive the remainder of said given twenty-one (21) day period.

4.    Revocation

    You hereby acknowledge and understand that you shall have seven (7) days from the date of execution of this Release to revoke this Release and that neither the Company nor any other person is obligated to provide any benefits to you pursuant to this Release until eight (8) days have passed since your signing of this Release without you having revoked this Release. If you revoke this Release, you will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release, nor shall any severance payments or benefits be paid under the Separation Agreement.

5.    No Admission

This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.
6.    Non-Disparagement

Executive agrees and covenants not to disparage the Company, or any of the Releasees, in public or to any third party, or otherwise take any action or make any comment that would harm or injure the goodwill and professional reputation of the Company or any of the Releasees.

7.    Disclosure

Executive acknowledges and warrants that Executive is not aware of, or that he has fully disclosed to Company, any matters for which Executive was responsible or which came to Executive’s attention as an employee of Company that might give rise to, evidence, or support any claim of illegal conduct, regulatory violation, unlawful discrimination, or other cause of action against Company.

8.    Company Property

All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remains the Company’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company in his possession as of the end of his employment. Executive further represents that he has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company, except to be used on behalf of the Company. Executive additionally represents that, following his employment, he will not retain in his possession any such documents or other materials.

9.    Acknowledgments
YOU ACKNOWLEDGE THAT YOU HAVE READ THIS RELEASE CAREFULLY, YOU HAVE BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTAND THAT BY SIGNING BELOW YOU ARE IS GIVING UP CERTAIN RIGHTS WHICH YOU MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES (INCLUDING CLAIMS UNDER THE AGE DISCRIMIANTION IN EMPLOYMENT ACT). YOU ACKNOWLEDGE THAT YOU HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND YOU AGREE TO ALL OF ITS TERMS VOLUNTARILY. YOU AGREE THAT THE CONSIDERAITON PROVIDED IN THE SEPARATION AGREEMENT CONSTITUTES GOOD AND VALUABLE CONSIDERATION. YOU ACKNOWLEDGE THAT OTHER THAN THE PAYMENTS TO BE MADE PURSUANT TO THE SEPARATION AGREEMENT, YOU HAVE BEEN PAID ALL OTHER COMPENSATION OWED TO YOU BY THE COMPANY, INCLUDING ANY APPLICABLE SALARY, BONUS AND INCENTIVE COMPENSATION.
10.    General Provisions
If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees. If Executive breaches the release of claims herein, the Company shall be entitled to its reasonable attorneys’ fees and expenses incurred in the defense of such action and any related counterclaim for Executive’s breach of this Release. This Release shall be binding upon and inure to the benefit of Executive and the Company, and their officers, directors, employees, agents, legal counsel, heirs, successors and assigns.
11.    Governing Law

The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of Delaware without giving effect to conflict of laws principles. Any dispute or claim arising out of or relating to this Release shall be settled by final and binding arbitration in Charlotte, North Carolina in accordance with the Commercial Arbitration rules of the American Arbitration

Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.